Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. has issued a report, as of December 31, 2011, of the “Estimate of Reserves and Future Revenue to the Ultra Petroleum Corporation Interest in Certain Gas Properties Prepared in Accordance with Securities and Exchange Commission Regulations” for Ultra Petroleum Corp. Netherland, Sewell & Associates, Inc. consents to the reference in Form 10-K to Netherland, Sewell & Associates, Inc.’s reserves report dated February 1, 2012, and to the incorporation by reference of our Firm’s name and report into Ultra’s previously filed Registration Statements on Form S-8 (File Nos. 333-132443; 333-13342; 333-13278) and Form S-3 (File Nos. 333-89522; 333-162062).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

February 17, 2012

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